INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “K-Plan”), is hereby further amended, effective March 17, 2011, unless otherwise indicated, as follows:

1.
By replacing the table in Section D-3-2 Eligibility to Share in the Profit Sharing Feature of Supplement D-3,  Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates, in its entirety, with the following:

Participating Affiliate	Current Effective Date (Original Effective Date)
Ames Sand & Gravel, Inc.	July 16, 2007
Knife River – North Dakota Division, a Division of Knife River Corporation – North Central	January 1, 2007
Knife River – Western North Dakota Division, a Division of Knife River Corporation – North Central	March 17, 2011
Knife River Corporation – North Central	January 1, 2007
Knife River Midwest, LLC	April 1, 2007 (April 1, 2004)
Northstar Materials, Inc.	January 1, 2003

Explanation: This amendment adds a Profit Sharing Feature for Knife River - Western North Dakota Division, a division of Knife River Corporation – North Central, effective March 17, 2011 and amends Addendum D.1 (attached).

2.	By adding the following new entry to Schedule B:

Knife River – Western North Dakota Division, a division of Knife River Corporation – North Central shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost to the extent that the sum of the employer Matching and Profit Sharing Contributions, if any, for a period are insufficient to satisfy the Prevailing Wage Law’s required fringe cost pursuant to Supplement G.

Effective as of March 17, 2011.

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Explanation: This amendment provides the manner in which the above Participating

Affiliate is implementing the provisions of the Davis-Bacon (Supplement G) feature.

3.	By adding the following new entry to Schedule B:

Knife River – Central Oregon, a Division of Knife River Corporation - Northwest shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost without regard to any employer Matching and Profit Sharing Contributions pursuant to Supplement G.

Effective as of January 1, 2008, and amended January 1, 2010.

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Explanation: This amendment clarifies the manner in which the above Participating Affiliate implemented the provisions of the Davis-Bacon (Supplement G) feature, as this Participating Affiliate was not included in the original implementation documentation and to recognize that it is a division of Knife River Corporation - Northwest.

4.	By replacing the following entries in Schedule B:

Knife River – Southern Idaho, a Division of Knife River Corporation - Northwest shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost without regard to any employer Matching and Profit Sharing Contributions pursuant to Supplement G.

Effective as of May 3, 2004, amended January 1, 2008, and January 1, 2010.

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Knife River – Spokane, a Division of Knife River Corporation - Northwest shall make supplemental contributions on behalf of its Davis-Bacon Employees in such amounts as may be necessary to satisfy the Prevailing Wage Law’s required fringe cost without regard to any employer Matching and Profit Sharing Contributions pursuant to Supplement G.

Effective as of July 1, 2001, amended January 1, 2008, and January 1, 2010.

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Explanation: This amendment recognizes that effective January 1, 2010, Knife River – Southern Idaho and Knife River – Spokane became divisions of Knife River Corporation – Northwest with no changes to the manner in which the above Participating Affiliates are implementing the provisions of the Davis-Bacon (Supplement G) feature.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 9th day of September, 2011.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman

ADDENDUM D.1 – PROFIT SHARING FEATURE
This addendum to the MDU Resources Group, Inc. 401(k) Retirement Plan Summary Plan Description constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
•    Knife River Corporation – North Central ("KRC - North Central")
•    Knife River Materials - North Dakota Division (Ames Sand & Gravel, Inc.)
•    Knife River Materials - Northern Minnesota Division (Northstar Materials, Inc.)
•    Knife River – North Dakota Division ("KR-NDD") (a division of KRC – North Central)
•    Knife River – Western North Dakota Division ("KR-WND") (a division of KRC – North Central)

WHAT IT IS
This Addendum is intended to describe the Profit Sharing Feature of the 401(k) Plan for eligible employees of the companies referenced above and is meant to supplement the 401(k) Plan Summary Plan Description.  Please refer to the full 401(k) Plan Summary Plan Description for a complete explanation of the Plan.

WHO CAN PARTICIPATE
Employees of the companies referenced above who are eligible for the 401(k) Plan (respectively "Your Company") and who are deferring at least 1% of compensation in the 401(k) Plan are eligible to participate in the Profit Sharing Feature of your Company.  If Your Company makes a contribution for any given Plan Year (see the next section), you will be eligible to share in that contribution if you are compensated for at least 1,000 hours of employment in that Plan Year (prorated for acquired companies in the Plan Year of acquisition) and you are an Active Employee as of December 31 in that Plan Year. For purposes of this Supplement, an Active Employee means an employee who is still on the payroll or has temporarily been laid off or who terminated employment due to Disability, Death, or Retirement on or after attaining age 60 during such Plan Year, but does not mean an employee whose employment has been terminated effective on or before December 31 of the current year. Any employee who transfers to Knife River Corporation or any of its operating companies and remains employed by that company on December 31 is considered an Active Employee.

WHAT DOES THE COMPANY CONTRIBUTE
For each Plan Year in which Your Company achieves a certain level of profitability, Your Company may credit eligible employees with a contribution which equals a percentage of their eligible compensation as a profit sharing contribution.  Eligible compensation means your total compensation paid by Your Company during that Plan Year (not in excess of $245,000 in 2011, as indexed) and includes overtime, alternate rate and premium pay, but excludes relocation allowance and any other extra or additional compensation which does not constitute direct earnings, such as bonuses. Your Company may make profit sharing contributions to the Plan on behalf of each eligible employee based on Your Company's attainment of a profitability target established each year pursuant to the following schedule:
% of Target	Profit Sharing
Profitability	Contributions
85%	1.0% (of eligible compensation)
90%	2.0%
100%	3.0%
115%	4.0%

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The amount (if any) of profit sharing contributions for KRC – North Central and its divisions KR-NDD and KR-WND shall be determined separately.

For Davis-Bacon Participants (i.e., those eligible employees who performed service during the year that was subject to the requirements of the Davis-Bacon Act) who received supplemental Davis-Bacon contributions during the year under Supplement G of the Plan, the contribution described above may only be made to the extent that such supplemental Davis-Bacon contributions were less than the attained percentage of eligible compensation.

Example for an eligible employee who did not receive any Davis-Bacon contributions under Supplement G of the Plan:
If Your Company attained 96% of its annual profitability goal, eligible employees of the respective company may receive a profit sharing contribution equal to 2% of their eligible compensation based on the above payout schedule.

Example for an eligible employee who received a supplemental Davis-Bacon contribution during the Plan Year equal to 1% of their eligible compensation:
If Your Company attained 96% of its annual profitability goal, the Davis-Bacon Participant may receive a profit sharing contribution equal to 1% of their eligible compensation (2% contribution minus the 1% supplemental Davis-Bacon contribution made earlier in the Plan Year). Therefore, the Davis-Bacon Participant may receive a total profit sharing contribution of 2% (1% profit sharing + 1% supplemental Davis-Bacon) of their eligible compensation.

INVESTMENT OF PROFIT SHARING CONTRIBUTIONS
Any profit sharing contribution you receive will be credited to a profit sharing account established in your name under the 401(k) Plan.  You may direct the investment of your profit sharing account among the investment funds offered in the 401(k) Plan.

VESTING
Even though you may be a participant in the Profit Sharing Feature, you must first be vested before you have any non-forfeitable right to a benefit under the Profit Sharing Feature.  Vesting is defined as a present right to a future benefit.  The right means that it belongs to you and cannot be taken away.  It is a benefit you will be able to enjoy at some future date.

Even though you are immediately vested in the standard 401(k) Plan matching contributions and any Davis-Bacon contributions, the Profit Sharing Feature requires three (3) years of vesting service.

Once you have completed three (3) years of vesting service, you will become fully vested in your current profit sharing account and any future contributions. If you terminate your employment with Your Company and all affiliate prior to becoming vested in the Profit Sharing Feature, your entire profit sharing account balance will be forfeited.  A year of vesting service is generally defined as any calendar year in which you are compensated for at least 1,000 hours of employment. Years you were employed with Your Company and any affiliate (applying rules for acquired companies as if they were an affiliate under the Plan) prior to the implementation of Your Company's Profit Sharing Feature will be counted as vesting service for the Profit Sharing Feature. Notwithstanding the

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foregoing, a participant shall be vested in his or her Profit Sharing Account upon death, disability or upon attaining age 60.

DISTRIBUTION OF PROFIT SHARING ACCOUNT
The vested balance in your profit sharing account may be distributed at the same time and in the same manner as the balances in your other 401(k) Plan accounts.

REEMPLOYMENT
If you terminate employment before becoming vested in the Profit Sharing Feature and later become reemployed by Your Company or any affiliate, your profit sharing account will be reinstated if you have not incurred five (5) consecutive 1-Year breaks in service.  A break in service is defined as a Plan Year in which a terminated employee is compensated for less than 500 hours.

IMPORTANT PLAN INFORMATION
This Profit Sharing Feature is not a guarantee of employment.  The Board of Directors of Your Company has authority to change or discontinue the Profit Sharing Feature at any time.

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